Exhibit 5.1

February 9, 2024

Sutro Biopharma, Inc.

111 Oyster Point Blvd.

South San Francisco, CA 94080

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the sale by Sutro Biopharma, Inc., a Delaware corporation (the “Company”), to or through Jefferies LLC, as the sales agent (the “Sales Agent”), from time to time of shares of the Company’s common stock (“Common Stock”), par value $0.001 per share (the “Placement Shares”), having an aggregate maximum offering price of up to $100,000,000, pursuant to that certain Open Market Sale AgreementSM, dated as of April 2, 2021 (the “Sales Agreement”), by and between the Company and the Sales Agent. The Placement Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-275525) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), declared effective on November 21, 2023, including the prospectus dated November 13, 2023 included therein (the “Base Prospectus”), and as supplemented by the prospectus supplement dated February 9, 2024, which was filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Opinion Certificate”). We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Placement Shares there will not have occurred any change in the law or the facts affecting the validity of the Placement Shares, (ii) the Registration Statement and any amendments (including any necessary post-effective amendments) will be effective under the Securities Act, (iii) at the time of the offer, issuance and sale of any Placement Shares no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iv) no future amendments will be made to the Company’s current certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”), or the Company’s Amended and Restated Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”) that would be in conflict with or inconsistent with the Company’s right and ability to issue the Placement Shares, (v) at the time of the issuance and sale of the Placement Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware; and (vi) at the time of each offer, issuance and sale of any Placement Shares the Company will have a sufficient number of authorized and unissued and unreserved shares of the applicable class or series of its capital stock included in (or purchasable upon exercise or conversion of) the Placement Shares so issued and sold (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of such applicable class or series) to be able to issue all such shares.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, it is our opinion that the Placement Shares, to be issued and sold by the Company, have been duly authorized for issuance and, when issued, sold and delivered for consideration (of not less than par value per share of the Common Stock) and in the manner contemplated by the Sales Agreement and the Prospectus and in accordance with the resolutions duly adopted and to be duly adopted by the Board and to be duly adopted by the placement committee of the Board with respect to the offer, sale and issuance of the Placement Shares, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Placement Shares and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Placement Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the date of this opinion letter and does not address any potential change in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP